As filed with the Securities and Exchange Commission on February 25, 2020
Registration No. 333-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREIF, INC.
(Exact name of registrant as specified in its charter)

DELAWARE		31-4388903
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

425 Winter Road, Delaware, Ohio		43015
(Address of principal executive offices)		(Zip Code)

Greif, Inc. 2020 Long-Term Incentive Plan
(Full title of the plan)

Gary R. Martz, Esq. Executive Vice President, General Counsel and Secretary Greif, Inc. 425 Winter Road Delaware, Ohio 43015 (740) 549-6000
Name, address and telephone number, including area code, of agent for service)

with copies to Joseph P. Boeckman, Esq. Baker & Hostetler LLP 200 Civic Center Drive, Suite 1200 Columbus, Ohio 43215 (614) 228-1541

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Common Stock, without par value	5,000,000	$41.59	$207,950,000.00	$26,992.00

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of additional shares of Class A Common Stock that may become issuable pursuant to the anti-dilution provisions of the 2020 Long-Term Incentive Plan (the “Plan”).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act and computed on the basis of $41.59 per share for the Class A Common Stock, which was the average of the high and low sale prices of the Class A Common Stock as reported on the New York Stock Exchange on February 20, 2020.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed by Greif, Inc. (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(1)	The Registrant’s Annual Report on Form 10-K filed with the Commission on December 18, 2019 (File No. 001-00566);

(2)
The Registrant’s Current Report on Form 8-K filed with the Commission on December 12, 2019 (other than Items 2.02 and 9.01 contained therein, which have been furnished, but not filed, with the Commission); and

(3)
The description of the Registrant's Class A Common Stock contained in the Registrant's Registration Statement on Form 8-A filed on September 25, 2002, pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not Applicable.
Item 5.    Interests of Named Experts and Counsel.
The legality of the Class A Common Stock being registered pursuant to this Registration Statement is being opined upon by Baker & Hostetler LLP, Columbus, Ohio. Daniel J. Gunsett, a partner in Baker & Hostetler LLP, is a director of the Registrant. As of December 30, 2019, Mr. Gunsett was the owner of 4,000 shares of the Registrant's Class B Common Stock and 28,313 shares of Class A Common Stock.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware Business Corporation Act (the “Delaware Law”) sets forth conditions and limitations governing the indemnification of officers, directors and other persons. Indemnification is permitted in third party actions where the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where he had no reasonable cause to believe his conduct was unlawful. Indemnification is also permitted in lawsuits brought by or on behalf of the corporation if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable to the corporation unless a court shall determine that indemnification is fair and reasonable in view of all the circumstances of the case. In cases where indemnification is permissive, a determination as to whether the person met the applicable standard of conduct must be made either by the court, by disinterested directors, by independent legal counsel, or by the stockholders. Indemnification against expenses (including attorneys' fees) actually and reasonably incurred by directors, officers, employees and agents is required under Section 145 of the Delaware Law in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of a lawsuit of the type described above. Such indemnification rights are specifically not deemed to be exclusive of other rights of indemnification by agreement or otherwise and the corporation is authorized to advance expenses incurred prior to the final disposition of a matter upon receipt of an undertaking to repay such amounts on a determination that indemnification was not permitted in the circumstances of the case.
Article V of the Registrant’s Amended and Restated By-Laws (the “By-Laws”), in effect as of the date hereof, contains certain indemnification provisions adopted pursuant to authority contained in Section 145 of the Delaware Law. The By-Laws provide that each director, officer, employee or agent of the Registrant is to be indemnified by the Registrant and saved harmless, whether or not then employed or in office (and his or her heirs, executors and administrators) against all losses, expenses and damages sustained or reasonably incurred by him or her in connection with any action, suit or proceeding commenced or threatened, to which he or she may be a party by reason of his or her being or having been a director, officer, employee or agent of the Registrant, except in relation to matters as to which he or she is finally adjudged in such action, suit or proceeding to be liable for willful misfeasance, bad faith or negligence in the performance of his or her duties as such director, officer, employee or agent. The foregoing indemnification is not exclusive as to any other rights to which a director, officer, employee or agent may be entitled as a matter of law or otherwise.
Under Section 145 of the Delaware Law and Section 7 of Article V of the By-Laws, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant, or who, while serving in such capacity, is or was at the request of the Registrant, a director, officer, employee or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against or incurred by such person in any such capacity whether or not the corporation would have the power to provide indemnity under Section 145. The Registrant has purchased a liability policy to indemnify its officers and directors against losses arising from claims by reason of their legal liability for acts as officers and directors, subject to the limitations and conditions set forth in the policy.
There is no litigation pending or, to the best of the Registrant's knowledge, threatened which could reasonably be expected to result in a claim for indemnification by a director or officer.
Item 7. Exemption from Registration Claimed.
Not Applicable.

Item 8. Exhibits.

The following is a list of all exhibits filed as a part of this Registration Statement, including those incorporated by reference:

Exhibit No.	Description of Exhibit	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC
4.1	Greif, Inc. 2020 Long-Term Incentive Plan.	Included herein.
4.2	Form of Performance Stock Unit Award Agreement for the Greif, Inc. 2020 Long-Term Incentive Plan.	Included herein.
4.3	Form of Restricted Stock Unit Award Agreement for the Greif, Inc. 2020 Long-Term Incentive Plan.	Included herein.
5	Opinion of Baker & Hostetler LLP.	Included herein.
23(a)	Consent of Baker & Hostetler LLP.	Contained in Exhibit 5.
23(b)	Consent of Deloitte & Touche LLP.	Included herein.
24	Powers of Attorney for Vicki L. Avril-Groves, Bruce A. Edwards, Mark A. Emkes, John F. Finn, Michael J. Gasser, Daniel J. Gunsett, Judith D. Hook and John W. McNamara	Post-Effective Amendment No. 1 to Registration on Form S-8, File No. 333-26767 (see Exhibit 24 therein).

Item 9. Undertakings.
A.    The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration State-ment;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-8 Registration Statement and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delaware, State of Ohio, on February 25, 2020.

GREIF, INC.

By:	/s/ PETER G. WATSON
Name:	Peter G. Watson
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Form S-8 Registration Statement has been signed on its behalf by the following persons in the capacities indicated on February 25, 2020.

/s/ PETER G. WATSON	/s/ LAWRENCE A. HILSHEIMER
Peter G. Watson President and Chief Executive Officer Member of Board of Directors (principal executive officer)	Lawrence A. Hilsheimer Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ DAVID C. LLOYD	MICHAEL J. GASSER*
David C. Lloyd Vice President, Corporate Financial Controller (principal accounting officer)	Michael J. Gasser Chairman Member of Board of Directors

VICKI L. AVRIL-GROVES*	BRUCE A. EDWARDS*
Vicki L. Avril-Groves Member of Board of Directors	Bruce A. Edwards Member of Board of Directors

MARK A. EMKES*	JOHN F. FINN*
Mark A. Emkes Member of Board of Directors	John F. Finn Member of Board of Directors

DANIEL J. GUNSETT*	JUDITH D. HOOK*
Daniel J. Gunsett Member of Board of Directors	Judith D. Hook Member of Board of Directors

JOHN W. MCNAMARA*
John W. McNamara Member of Board of Directors

*
The undersigned, Peter G. Watson, by signing his name hereto, does hereby sign and execute this Form S-8 Registration Statement on behalf of each of the above-named persons pursuant to powers of attorney duly executed by such persons and filed as exhibits to this Form S-8 Registration Statement.

/s/ Peter G. Watson
Peter G. Watson, Attorney-in-Fact